Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer (239) 931-7281 BCarey@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS PRELIMINARY FOURTH QUARTER AND YEAR ENDED 2011 FINANCIAL RESULTS

Fourth Quarter 2011 Highlights:

•                  Total company pro forma revenues grew by 23. 3% to $171.2 million

•                  Domestic same practice treatments per day increased 3.0%

•                  International treatments increased 13.6%

•                  Pro Forma Adjusted EBITDA of $28.8 million

Full Year 2011 Business Highlights

•                  Completed strategic acquisitions in Argentina, Redding, CA and Goldsboro, NC, further building market presence

•                  Obtained CONs in attractive markets of Conway, SC and Asheville, NC

•                  Increased revolver by $50 million and amended Senior Credit Facility to support continued growth

•                  Appointed Bryan J. Carey as permanent Chief Financial Officer

•                  Implemented strategies to partially offset reductions in 2012 reimbursement

•                  Pro Forma Adjusted EBITDA of $122.8 million

FORT MYERS, FL, March 7, 2012 — Radiation Therapy Services Holdings, Inc (“the Company”), a leading operator of radiation therapy centers, today announced preliminary financial results for the fourth quarter and year ended December 31, 2011.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “During the fourth quarter, we saw a continued trend of improving volumes, with domestic same practice treatments per day up 3.0%.  This increase reflects a continued rebound in services in some of our key markets, such as Florida and Michigan, as well as the impact of our marketing initiatives.  The 13.1% increase in same practice RVUs per day also reflects our continuing mix shift towards more clinically appropriate and sophisticated radiation oncology services.”

“Over the past several years, we have made strategic investments in our infrastructure across management, technology development, marketing, billing, finance and IT, as we build a better platform that we believe will allow us to expand our leadership position and drive growth over the long-term. Additionally, we continued to execute our strategy to strengthen our integrated approach to cancer care.  Acquisitions remain an important part of our expansion and our acquisition pipeline remains strong with both small and mid-sized opportunities.  Importantly, the acquisitions that we completed during 2011, in Argentina, California and North Carolina, continue to exceed our expectations. Our Medical Developers operations in Latin America grew fourth quarter revenues by over $15.0 million, or 28.2%, on a year-over-year basis.  These results reflect the robust Latin American radiation oncology market, successful ramp-up of operations at new centers and our ability to integrate advanced technology developed in the U.S. to these emerging markets.”

“Looking ahead at 2012, we continue to evaluate and implement initiatives to partially offset the rate reductions mandated by the CMS Physician Fee Schedule Final Rule for 2012, which was announced in November.  In addition to these strategies and our growth initiatives, we expect that the continued diversification of our global payor base through expanded Latin American operations will also help to mitigate the rate reduction. We continue to be the leader in the radiation therapy market and remain focused on accelerating delivery of the most advanced care in the world to the patients and communities we serve,” concluded Dr. Dosoretz.

Recent Developments

In line with Radiation Therapy’s goal to provide its patients with the highest quality of care, the Company has conducted primary research to determine what factors are most important to its patient population. The key finding was that patients prefer Radiation Therapy centers due to the superior patient experience.  In efforts to reinforce this superior patient experience, Radiation Therapy is currently in the process of a significant rebranding initiative.  The rebranding also supports the Company’s strategic expansion into different specialties that will enable them to provide patients with an integrated approach to cancer care, and improved outcomes.

Fourth Quarter 2011 Results

Total pro forma revenues for the fourth quarter were $171.2 million, an increase of 23.3% compared to $138.9 million in pro forma revenues in the same quarter of 2010. The increase in revenue was principally due to $20.4 million in revenues from the March 2011 acquisition of Medical Developers, LLC (“Medical Developers”), which operates 30 physician practices in Latin America.

Domestic same practice treatments per day increased 3.0% in the fourth quarter 2011, reflecting improving volumes, compared to the prior year period.  Domestic same practice therapy revenue per treatment increased by 1.7% from the fourth quarter of 2010, primarily due to the mix shift towards more clinically appropriate and sophisticated radiation oncology services, which resulted in an increase in Relative Value Units (“RVUs”), partially offset by a reduction in the conversion factor for fiscal year 2011.

Total RVUs per day at same practice domestic freestanding centers increased 13.1% in the fourth quarter versus the same period of the prior year principally as a result of an increase in RVU values heading into 2011 and a mix shift towards more advanced sophisticated radiation oncology services.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the fourth quarter of 2011 was $28.8 million, or 16.8% of total pro forma revenues, compared to $28.9 million, or 20.8% of total pro forma revenues, in the fourth quarter of 2010. Pro Forma Adjusted EBITDA margins declined in the quarter versus the prior year period due primarily to growth in integrated care practices in which professional service revenues are largely paid out as physician compensation, investments made in key personnel and higher bad debt expense, as the fourth quarter of 2010 included a one-time benefit to bad debt expense.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholders, determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended December 31, 2011 and 2010 is included in the attached supplemental information.

During the fourth quarter of 2011, the Company performed an annual impairment test of its goodwill and trade name, and recorded a non-cash, pre-tax impairment charge of $121.6 million in certain regional divisions.  The goodwill impairment charge is attributable to revisions of the Company’s financial forecasts largely as a result of reductions in reimbursement. The trade name write-down is concurrent with the expected significant rebranding initiative currently underway by the Company.  Additional impairment amounts of approximately $1.5 million have been recorded during the quarter for certain leasehold improvements for a planned facility office closing in Maryland and equipment deposits.

Preliminary income tax benefit in the fourth quarter of 2011 was $20.2 million, compared to an income tax benefit of $6.7 million in the fourth quarter of 2010. Further information regarding our income tax provision and related accounts will be provided upon completion of our 2011 audit and the filing our annual Form 10-K.

Including the impairment charge of $123.1 million and $97.9 million for the fourth quarter of 2011 and 2010, respectively, the preliminary net loss for the fourth quarter of 2011 was $111.7 million, compared to a net loss of $102.3 million in the fourth quarter of 2010.

Full Year 2011 Results

Total pro forma revenues for the year ended December 31, 2011 was $666.5 million, an increase of 17.9% compared to $565.4 million in pro forma revenues in the prior year. The increase in revenue was principally due to revenue from the May 2010 acquisition of the Myrtle Beach, S.C. physician practices and the March 2011 acquisition of Medical Developers, which operates 30 physician practices in Latin America, of $16.4 million and $60.5 million, respectively.

Domestic same practice treatments per day increased 0.4% for the full year 2011 compared to the prior year, reflecting volume improvement throughout 2011 as well as the contribution from marketing initiatives. Same practice therapy revenue per treatment increased 1.9% compared to the full year 2010 principally as a result of a mix shift towards more clinically appropriate and sophisticated radiation oncology services, which resulted in an increase in RVUs, partially offset by a reduction in the conversion factor for fiscal year 2011.

Total RVUs per day at same practice domestic freestanding centers increased 11.6% in the full year 2011 versus the prior year principally as a result of an increase in RVU values in 2011, compared to 2010 and a mix shift towards more advanced radiation oncology services.

Pro Forma Adjusted EBITDA increased 6.1% for the full year 2011 to $122.8 million, or 18.4% of total pro forma revenues, from $115.7 million, or 20.5% of total pro forma revenues, in the prior year. Pro Forma Adjusted EBITDA margins declined in the full year 2011 versus the previous year due primarily to growth in integrated care practices in which professional service revenues are largely paid out as physician compensation, investments made in key personnel and higher bad debt expense, as the fourth quarter of 2010 included a one-time benefit to bad debt expense.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholders, determined in accordance with generally accepted accounting principles to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the year ended December 31, 2011 and 2010 is included in the attached supplemental information.

Preliminary income tax benefit for the year ended December 31, 2011 was $25.4 million, compared to an income tax benefit of $12.8 million in 2010. Further information regarding our income tax provision and related accounts will be provided upon completion of our 2011 audit and the filing our annual Form 10-K.

Including the pre-tax impairment loss of $123.1 million taken in the fourth quarter of 2011, the preliminary net loss for the full year 2011 was $349.9 million, compared to a net loss of $113.8 million in 2010 which included an impairment loss of $97.9 million.

Conference Call

Management will host a conference call Thursday, March 8, 2012 at 11:00 a.m. EST to discuss financial results, other developments and business conditions. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers.  In addition, a telephonic replay of the call will be available until March 22, 2012.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 388547 to access the replay.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services Holdings, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients. In total, the Company operates 127 treatment centers, including 96 centers located in 16 U.S. states, 30 centers located in nine countries in Latin America and 1 center located in India.  The Company is headquartered in Fort Myers, Florida.  RTSX.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2011.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

Financial Tables on Following Pages

###

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,177	$13,977
Accounts receivable, net	87,094	63,571
Prepaid expenses	5,731	6,969
Inventories	4,308	2,647
Deferred income taxes	2,969	2,276
Other	6,025	2,313
Total current assets	116,304	91,753

Equity investments in joint ventures	692	20,136
Property and equipment, net	236,411	229,665
Real estate subject to finance obligation	13,719	8,100
Goodwill	556,547	770,898
Intangible assets, net	42,393	85,236
Other assets	32,526	30,542
Total assets	$998,592	$1,236,330

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$27,748	$21,888
Accrued expenses	42,596	35,765
Income taxes payable	5,310	5,994
Current portion of long-term debt	13,945	8,780
Current portion of finance obligation	161	53
Other current liabilities	6,615	197
Total current liabilities	96,375	72,677
Long-term debt, less current portion	665,088	590,051
Finance obligation, less current portion	14,105	8,515
Other long-term liabilities	22,659	15,981
Deferred income taxes	10,343	33,527
Total liabilities	808,570	720,751

Noncontrolling interests - redeemable	12,728	7,371

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,025 shares authorized, 1,025 and 1,000 shares issued and outstanding at December 31, 2011 and December 31, 2010	—	—
Additional paid-in capital	648,703	630,989
Retained deficit	(483,815)	(130,374)
Notes receivable from shareholder	(125)	(175)
Accumulated other comprehensive loss, net of tax	(4,890)	(3,391)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	159,873	497,049
Noncontrolling interests - nonredeemable	17,421	11,159
Total equity	177,294	508,208
Total liabilities and equity	$998,592	$1,236,330

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Net patient service revenue	$168,385	$135,326	$638,690	$535,913
Other revenue	1,273	2,197	6,027	8,050
Total revenues	169,658	137,523	644,717	543,963

Expenses:
Salaries and benefits	88,055	76,327	326,782	282,302
Medical supplies	13,975	11,515	51,838	43,027
Facility rent expense	8,867	7,930	33,375	27,885
Other operating expenses	9,164	6,970	33,992	27,103
General and administrative expenses	23,174	19,360	81,688	65,798
Depreciation and amortization	15,002	12,113	54,084	46,346
Provision for doubtful accounts	3,974	444	16,117	8,831
Interest expense, net	15,395	13,902	60,656	58,505
Loss on sale of assets of a radiation treatment center	—	—	—	1,903
Early extinguishment of debt	—	—	—	10,947
Impairment loss	123,079	97,916	360,639	97,916
Loss on investments	250	—	250	—
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—
Foreign currency transaction loss	72	—	106	—
(Gain) loss on forward currency derivative contracts	505	—	672	—
Total expenses	301,512	246,477	1,019,965	670,563

Loss before income taxes	(131,854)	(108,954)	(375,248)	(126,600)
Income tax benefit	(20,157)	(6,662)	(25,365)	(12,810)

Net loss	(111,697)	(102,292)	(349,883)	(113,790)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(349)	(41)	(3,558)	(1,698)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(112,046)	(102,333)	(353,441)	(115,488)

Other comprehensive (loss) income:
Unrealized gain on derivative interest rate swap agreements, net of tax	9	816	2,428	1,679
Unrealized loss on foreign currency translation	(4,101)	—	(4,909)	—
Unrealized loss on other comprehensive income from share of equity investee	—	(151)	—	(201)
Other comprehensive (loss) income:	(4,092)	665	(2,481)	1,478

Comprehensive loss:	(115,789)	(101,627)	(352,364)	(112,312)
Comprehensive (income) loss attributable to noncontrolling interests- redeemable and non-redeemable	233	(41)	(2,914)	(1,698)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(115,556)	$(101,668)	$(355,278)	$(114,010)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended
	December 31,
	2011	2010
Cash flows from operating activities
Net loss	$(349,883)	$(113,790)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	45,972	39,011
Amortization	8,112	7,335
Deferred rent expense	1,271	1,180
Deferred income taxes	(28,378)	(19,698)
Stock-based compensation	1,461	1,030
Provision for doubtful accounts	16,117	8,831
Loss on the sale/disposal of property and equipment	235	734
Loss on sale of assets of a radiation treatment center	—	1,903
Write off of pro-rata debt discount	—	494
Write off of loan costs	—	1,593
Early extinguishment of debt	—	10,947
Termination of a derivative interest rate swap agreement	(1,880)	—
Impairment loss	360,639	97,916
Loss on investments	250	—
Gain on fair value adjustment of previously held equity investment	(234)	—
Loss on foreign currency transactions	98	—
Loss on forward currency derivative contracts	672	—
Amortization of debt discount	847	791
Amortization of loan costs	4,524	3,350
Equity interest in net loss (earnings) of joint ventures	1,036	(1,001)
Distribution received from unconsolidated joint ventures	52	980
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(20,780)	(16,066)
Income taxes payable	(4,393)	6,477
Inventories and other current assets	(1,622)	107
Prepaid expenses	2,839	4,425
Accounts payable	2,808	8,454
Accrued expenses / other long-term liabilities	5,001	3,991

Net cash provided by operating activities	44,764	48,994

Cash flows from investing activities
Purchase of property and equipment	(36,612)	(43,781)
Acquisition of medical practices	(59,886)	(43,388)
Purchase of joint venture interests	—	(1,000)
Proceeds from the sale of property and equipment	6	1,693
Repayments from employees	338	457
Contribution of capital to joint venture entities	(799)	(3,711)
Distribution received from joint venture entities	581	27
Proceeds from the sale of equity interest in a joint venture	312	—
Payment of foreign currency derivative contracts	(1,486)	—
Proceeds from sale of investments	1,035	—
Purchase of investments	(79)	—
Change in other assets and other liabilities	(192)	(2,808)

Net cash used in investing activities	(96,782)	(92,511)

Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $625 and $1,950, respectively)	111,205	316,550
Principal repayments of debt	(57,777)	(271,295)
Repayments of finance obligation	(95)	(302)
Payment of call premium on senior subordinated notes	—	(5,250)
Proceeds from equity contribution	3	156
Payments of notes receivable from shareholder	50	50
Proceeds from issuance of noncontrolling interest	4,120	608
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(4,428)	(3,176)
Deconsolidation of noncontrolling interest	(33)	(14)
Payments of loan costs	(4,809)	(12,791)

Net cash provided by financing activities	48,236	24,536

Effect of exchange rate changes on cash and cash equivalents	(18)	—

Net decrease in cash and cash equivalents	(3,800)	(18,981)
Cash and cash equivalents, beginning of period	13,977	32,958

Cash and cash equivalents, end of period	$10,177	$13,977

	Years Ended
	December 31,
	2011	2010
Supplemental disclosure of cash flow information
Interest paid	$56,748	$57,688
Income taxes paid	$5,802	$411
Supplemental disclosure of noncash transactions
Recorded finance obligation related to real estate projects	$11,623	$3,756
Recorded derecognition of finance obligation related to real estate projects	$(5,829)	$(72,117)
Recorded noncash deconsolidation of noncontrolling interest	$49	$(64)
Recorded noncash purchase of controlling interest in a joint venture	$—	$(475)
Recorded noncash contribution of capital by controlling interest holder	$—	$602
Recorded noncash use of vendor credit	$—	$2,027
Recorded capital lease obligations related to the purchase of equipment	$4,701	$—
Recorded issuance of Parent equity units related to the acquisition of medical practices	$16,250	$—
Recorded issuance of senior subordinated notes related to the acquisition of medical practices	$16,047	$—
Recorded earn-out accrual related to the acquisition of medical practices	$2,340	$—
Recorded additional consideration related to the acquisition of medical practices	$561	$—
Recorded other non-current liabilities related to non-controlling interest related to the acquisition of medical practices	$1,364	$—
Recorded issuance of notes payable related to the acquisition of medical practices	$4,005	$—
Recorded noncash dividend declared to noncontrolling interest	$221	$—
Recorded issuance of redeemable noncontrolling interest	$71	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Pro-forma Revenue and Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
(in thousands):
Total revenues	$169,658	$137,523	$644,717	$543,963
Pro-forma full period effect of acquisitions (a)	1,587	1,327	21,782	21,445
Total pro-forma revenues	$171,245	$138,850	$666,499	$565,408

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(112,046)	$(102,333)	$(353,441)	$(115,488)
Income tax benefit	(20,157)	(6,662)	(25,365)	(12,810)
Interest expense, net	15,395	13,902	60,656	58,505
Depreciation and amortization	15,002	12,113	54,084	46,346
Loss on sale of assets of a radiation treatment center	—	—	—	1,903
Early extinguishment of debt	—	—	—	10,947
Impairment loss	123,079	97,916	360,639	97,916
Loss on investments	250	—	250	—
Gain on fair value adjustment of previously held equity investment	—	—	(234)	—
Loss on forward currency derivative contracts	505	—	672	—
Management fees (b)	648	504	1,562	1,314
Non-cash expenses (c)	800	1,031	3,970	3,534
Sale-lease back adjustments (d)	(243)	(196)	(925)	(2,511)
Acquisition-related costs (e)	2,112	3,162	6,400	4,811
Other expenses (f)	1,083	757	2,120	2,031
Litigation settlement (g)	1,294	—	2,232	2,771
Costs associated with the provision for income taxes (h)	452	330	996	330
Physician contracting expenses (i)	—	7,551	—	7,551
Pro-forma full period effect of acquisition EBITDA (a)	650	776	9,172	8,565

Pro-forma Adjusted EBITDA (1)	$28,824	$28,851	$122,788	$115,715

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	16.8%	20.8%	18.4%	20.5%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, foreign currency derivative contract loss, gain on fair value adjustment of previously held equity investment, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions and tail premiums on termed physicians, litigation settlements with physicians, costs associated with the provision for income taxes, costs associated with the restructuring of certain physician groups’ compensation agreements and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2010 and 2011.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions had occurred at the beginning of the year.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with the adoption of ASC 805, Business Combinations, requiring prior capitalized costs be expensed, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions and tail premiums paid on terminated physicians.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2010 and 2011.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Physician contracting expenses are costs associated with the restructuring of certain physician groups’ compensation arrangements.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
Domestic U.S.	2011	2010	Change	2011	2010	Change

Number of treatment days	63	63		255	254

Total RVU’s - freestanding centers	3,043,976	2,678,540	13.6%	12,366,538	10,833,260	14.2%

RVU’s per day - freestanding centers	48,317	42,517	13.6%	48,496	42,651	13.7%

Percentage change in RVU’s per day - freestanding centers - same practice basis	13.1%	-3.0%		11.6%	-2.1%

Total treatments - freestanding centers	121,319	117,675	3.1%	491,902	478,952	2.7%

Treatments per day - freestanding centers	1,926	1,868	3.1%	1,929	1,886	2.3%

Percentage change in revenue per treatment - freestanding centers - same practice basis	1.7%	0.9%		1.9%	0.7%

Percentage change in treatments per day - freestanding centers - same practice basis	3.0%	-3.0%		0.4%	-4.3%

Number of regions at period end (global)	9	8

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	118	89	32.6%
Treatment centers - hospital / other groups (global)	9	6	50.0%
	127	95	33.7%

Days sales outstanding at quarter end	39	41

Percentage change in freestanding revenues - same practice basis	4.7%	-3.7%		2.7%	-3.6%

Net patient service revenue - professional services only (in thousands)	$44,358	$38,674		$166,090	$143,487

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
International	2011	2010 *	Change	2011 *	2010 *	Change

Number of treatments

2-D treatments	1,404	1,331		5,411	5,646

3-D treatments	1,875	1,634		6,888	6,010

IMRT treatments	453	319		1,478	1,047

Total	3,732	3,284	13.6%	13,777	12,703	8.5%

* includes full period operating statistics, including period prior to our acquisition on March 1, 2011